NEWS RELEASE

CONTACT: Jean Quinn, Vice President, Corporate Communications
         The Provident Bank
         (201) 915-5490

FOR RELEASE 8:00 A.M. Eastern Time: February 3, 2010


            Provident Financial Services, Inc. and The Provident Bank
               Name Thomas B. Hogan Jr. to the Board of Directors

JERSEY CITY, NJ February 3, 2010 /PRNewswire-First Call/ - Provident Financial Services, Inc. (NYSE:PFS) (the "Company") today announced that Thomas B. Hogan Jr. has been named to the Boards of Directors of the Company and its wholly owned subsidiary, The Provident Bank.

Thomas B. Hogan Jr. is the retired former chief operating officer of the northeast practice area of the international public accounting and consulting firm of Deloitte & Touche. During the course of his 40-year career with Deloitte, Mr. Hogan also served as the managing partner of its Rochester, Pittsburgh, St. Louis and New Jersey offices where he was responsible for maintaining the firm's standards of client service excellence, as well as the leadership and development of partners and staff.

Mr. Hogan is a graduate of St. John Fisher College, and has also completed numerous courses of study in the Northwestern University Executive Program. He has served in leadership positions on the boards of numerous not-for-profit organizations, including Junior Achievement of New Jersey.

"We are particularly pleased to have Tom Hogan join our board," said Christopher Martin, the Company's president and chief executive officer. "His diverse background and broad experience with a renowned public accounting firm will be a tremendous asset to us. I'm sure Tom will play a pivotal role in helping the Board of Directors guide Provident for many years to come."

Provident Financial Services, Inc., which reported assets of $6.84 billion as of December 31, 2009, is the holding company for The Provident Bank. Founded in 1839, the bank has 82 branches throughout northern and central New Jersey.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due

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to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. You may access the filings and
other   financial   and   business   information   regarding   the   Company  at
www.providentnj.com.